Exhibit 99.1

Interlink Electronics Reports First Quarter 2024 Results

IRVINE, Calif., May. 9, 2024 /PRNewswire – Interlink Electronics, Inc. (Nasdaq: LINK), a world-leading provider of sensors and printed electronic solutions that support a wide range of applications including Human-Machine Interface devices and Internet-of-Things solutions, today announced its financial results for the three months ended March 31, 2024.

Revenue for the quarter was approximately $3.1 million, down 5% from the prior year period due to lower shipments of our traditional force-sensor products and gas-sensor products, offset in part by sales of our new membrane keypads, graphic overlays, printed electronics and industrial label products at Calman Technology Limited, acquired in March 2023. The change in our sales and product mix impacted our gross margin, which was 40.1% for the current quarter compared to 48.4% in the prior-year quarter.

The following table sets forth the consolidated financial highlights.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended March 31,
Consolidated Financial Results	2024	2023	$ ∆	% ∆
Revenue	$3,124	$3,278	$(154)	(4.7)%
Gross profit	$1,253	$1,587	$(334)	(21.0)%
Gross margin	40.1%	48.4%
Income (loss) from operations	$(751)	$(173)	$(578)
Net income (loss)	$(741)	$(191)	$(550)
Net income (loss) applicable to common stockholders	$(841)	$(291)	$(550)
Earnings (loss) per common share – diluted	$(0.09)	$(0.03)	$(0.06)

•	Revenue in the first quarter of 2024 decreased approximately 5% from the same quarter last year, due primarily to lower shipments of our traditional force-sensor products and gas sensor products, offset in part by sales at Calman. Our revenues for a particular period are impacted by fluctuations in the timing of receipt and fulfilment of customer orders, which varies based on their demand for their order-flow and production cycles.

•	Gross profit margin in the first quarter was down from 48.4% in the prior-year to 40.1% in the current year, due primarily to the change in the mix of products sold and also in part to the decline in revenue.

•	Net income/loss was a loss of $741,000 for the quarter compared with loss of $191,000 for the same quarter last year. The increase in the loss was due primarily to lower gross profit on lower revenue, together with increased intangible asset amortization expense and operating costs related to our recent acquisitions, offset by reduced headcount and lower professional services expenses.

•	We ended the quarter with $4.4 million of cash and cash equivalents.

“We experienced lower demand during the first quarter from certain of our larger force-sensor customers, adversely impacting our revenue and gross margin. We do not expect a significant rebound in order-flow from these customers for the remainder of the year. However, we are seeing traction from several new customers of both our force-sensor and gas-sensor products that we believe have the potential to meaningfully impact revenues in 2025 and beyond,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “We continue to make the necessary investments in human capital and in upgrading our facilities and global manufacturing capabilities to support the growth strategy of our business.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading provider of sensors and printed electronic solutions that support a wide range of applications, including Human-Machine Interface (“HMI”) devices and Internet-of-Things (“IoT”) solutions, utilizing our expertise in materials science, manufacturing, firmware and software to produce in-house system solutions for custom specifications. We have a proven track record of supplying mission-critical technological solutions in diverse markets including medical devices, automotive, gas detection and environmental quality monitoring, oil and gas and general industrial, and consumer electronics, providing standard and custom-designed sensors that provide the flexibility and functionality needed for today's sophisticated applications.

The Company’s products and solutions currently focus on three main fields:

•	For nearly 40 years, the Company has led the printed electronics industry in commercializing its patented Force Sensing Resistor® technology, which offers pressure and position sensing and rugged capabilities in a very wide range of temperatures. Our piezoelectric film sensors offer strain, bend and vibration sensing and can be used on curved surfaces, while our advanced matrix sensor solutions offer multiple touch capabilities. We supply some of the world's top electronics manufacturers with intuitive sensor and interface technologies for use in advanced applications such as medical robotics and vehicle collision detection.

•	Our Gas and Environmental Sensors division has over 25 years of experience in cutting-edge design and manufacture of electrochemical gas-sensing technology for industry, community, health and home. We provide advanced sensor solutions, precision sensing instruments, and custom engineering services for detecting gases such as carbon monoxide, ozone, hydrogen, NOX gases and ammonia, for transdermal alcohol detection and for air quality monitoring. Our innovative printed sensor design enables high-sensitivity, low-power and cost-effective solutions for broad adoption in the rapidly growing IoT market.

•	Our Calman Technology subsidiary brings over 25 years of experience in the design and manufacture of membrane keypads, graphic overlays, printed electronics and industrial label products. We offer IP-rated digital and hybrid printed devices featuring integrated backlighting and shielding and printed electronics with advanced materials ink printing. Calman has customers in fields such as medical devices and defense technologies and gives the Company a base in Europe.

We serve our international customer base from our corporate headquarters in Irvine, California; our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; our advanced printed-electronics manufacturing facilities in Shenzhen, China, and Irvine, Scotland; and our proprietary gas sensor production and product development facility in Silicon Valley, California.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press release include statements about our projected revenues and earnings and our acquisition program and the effects of recent acquisitions, including contributions to our products, manufacturing operations and the markets we serve. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2024	2023

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$4,367	$4,304
Accounts receivable, net	1,772	2,167
Inventories	2,570	2,476
Prepaid expenses and other current assets	368	381
Total current assets	9,077	9,328
Property, plant and equipment, net	289	313
Intangible assets, net	2,437	2,654
Goodwill	2,435	2,461
Right-of-use assets	99	143
Deferred tax assets	82	83
Other assets	79	80
Total assets	$14,498	$15,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$965	$464
Accrued liabilities	416	492
Lease liabilities, current	112	126
Accrued income taxes	342	293
Total current liabilities	1,835	1,375

Long-term liabilities
Lease liabilities, long term	2	33
Deferred tax liabilities	581	626
Total long-term liabilities	583	659
Total liabilities	2,418	2,034

Stockholders’ equity
Preferred stock	2	2
Common stock	10	10
Additional paid-in-capital	62,279	62,279
Accumulated other comprehensive income	93	200
Accumulated deficit	(50,304)	(49,463)
Total stockholders’ equity	12,080	13,028
Total liabilities and stockholders’ equity	$14,498	$15,062

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,
	2024	2023

	(in thousands, except per share data)
Revenue, net	$3,124	$3,278
Cost of revenue	1,871	1,691
Gross profit	1,253	1,587
Operating expenses:
Engineering, research and development	576	527
Selling, general and administrative	1,428	1,233
Total operating expenses	2,004	1,760
Loss from operations	(751)	(173)
Other income (expense):
Other income (expense), net	32	64
Loss before income taxes	(719)	(109)
Income tax expense	22	82
Net loss	$(741)	$(191)

Net loss applicable to common stockholders	$(841)	$(291)
Earnings (loss) per common share – basic and diluted	$(0.09)	$(0.03)
Weighted average common shares outstanding – basic and diluted	9,860	9,915